EXHIBIT 10.22
EXECUTION VERSION

THE SYMBOL "[*]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Confidential Severance Agreement
And General Release of Claims

The parties to this Confidential Severance Agreement and General Release of Claims (“Agreement”) are M. David Galainena (“Executive”) and Executive’s family, beneficiaries, and anyone acting on Executive’s behalf, on the one hand, and The Hertz Corporation, including its parent, subsidiaries, affiliates, and any successor to its business and/or assets, (“Hertz”), on the other hand.
In consideration of the mutual promises, covenants, and agreements in this Agreement, which Executive and Hertz agree constitute good and valuable consideration, the parties stipulate and mutually agree as follows:
1.    Separation from Employment: Executive’s employment with Hertz will end on June 30, 2022 (the “Separation Date”). The parties agree that, except as otherwise provided or referenced in this Agreement, neither Executive nor Hertz shall have any further rights, obligations, or duties under any other agreement or arrangement relating to severance payments and benefits due to Executive, as of or after the date of this Agreement.
2.    Resignations: Effective as of midnight, 12:00 a.m. May 19, 2022, and as a pre-condition for the parties’ entry into this Agreement, Executive resigned from all director, officer, board, or other positions Executive held on behalf of or in Executive’s capacity as an employee
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of Hertz, including the roles of General Counsel and Board Secretary. Executive agrees to sign all appropriate documentation, if any, prepared by Hertz to facilitate these resignations.
3.    Accrued Obligations: Without regard for this Agreement, Executive is entitled to receive the following accrued obligations: (a) all base salary earned or accrued but not yet paid through the Separation Date, and payment for any earned but unused vacation days accrued through the Separation Date, which payments shall be made to Executive no later than the next regularly scheduled payroll date after the Separation Date; (b) reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of Hertz’s expense reimbursement policy; and (c) all vested and accrued benefits under Hertz’s employee benefit plans, policies and programs.
4.    Senior Management Severance Benefits: The parties acknowledge and agree that Executive’s separation is without cause within the meaning of Article IV, Section X of the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of The Hertz Corporation and its Debtor Affiliates (the “Plan of Reorganization”), that such separation took place within twelve (12) months following the Effective Date, as that term is defined in the Plan of Reorganization, and that, without regard to this Agreement, Hertz shall pay Executive One Million One Hundred Thirty-Seven Thousand Nine Hundred Seventy-Seven Dollars and Fifty-Two Cents ($1,137,977.52) comprising (i) two (2) times the value of Executive’s base salary of Five Hundred Fifty-Thousand Dollars and Zero Cents ($550,000.00) (Executive’s “Base Salary”), (ii) two (2) times the cost of Executive’s annual executive-level physical of Three Thousand Seven Hundred Seventy-Seven Dollars and Zero Cents ($3,770.00), and (iii) twenty-four (24) times the value of the employer-paid portion of monthly health insurance premium for Executive’s group health insurance coverage of One Thousand Two Hundred Sixty-Eight Dollars
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and Twenty-Three Cents ($1,268.23). Such payment shall be made by Hertz in a single lump-sum payment within thirty (30) days of the Separation Date.
5.    Emergence Equity Award: The parties acknowledge and agree that Executive’s separation is a “Termination without Cause” within the meaning of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”), and of the Restricted Stock Unit Agreement (“RSU Agreement”) and Employee Stock Option Agreement (“ESO Agreement”) entered into by Executive on or about March 10, 2022, such that vesting and lapse with respect to the Restricted Stock Units and vesting of the Employee Stock Options that would otherwise have occurred on November 2, 2022, assuming Executive’s employment had continued through such date, shall accelerate to the Separation Date, pursuant to the provisions of Section 2(b)(ii) of the RSU Agreement and the provisions of Section 2(b) of the ESO Agreement, respectively.
6.    Severance Benefits: Provided Executive signs this Agreement, and does not timely revoke it, and complies in all material respects with the terms of this Agreement (provided, that Hertz shall provide Executive with written notice of any such noncompliance and not less than thirty (30) days to cure, if curable), Hertz shall provide Executive with severance payments and benefits, as follows:
(a)    Executive will be considered a participant in the incentive compensation plan that is the successor plan to the 2021 2H Executive Incentive Compensation Plan (the “Successor Bonus Plan”), at the level of eighty per cent (80%) of Executive’s Base Salary and on the same terms and conditions applicable to other individuals at the Executive Vice President level, or its functional equivalent. Executive will be entitled to receive payment under the Successor Bonus Plan, pro-rated for his 2022 service based upon the Separation Date, on the same basis such bonuses are paid to other individuals at the Executive Vice President level, or its functional
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equivalent. Such Successor Bonus Plan payment, if any, will be paid to Executive not later than March 15, 2023.
(b)    Notwithstanding any term of the Omnibus Plan or the RSU Agreement to the contrary, a number of Restricted Stock Units, as that term is defined in the RSU Agreement, shall vest in favor of Executive and the Restriction Period, as that term is defined in the Omnibus Plan, shall lapse effective upon the Separation Date, equal to the number of Restricted Stock Units that would have vested on November 2, 2023 and November 2, 2024, respectively, assuming Executive’s employment had continued through such dates. Except as specifically provided for herein, no term or provision of the Omnibus Plan or the RSU Agreement is intended to be or may be construed to be altered or amended by the terms of this Agreement. The parties acknowledge and agree that the Omnibus Plan and the RSU Agreement provide for settlement of such Restricted Stock Units not later than thirty-eight (38) days following the Separation Date.
(c)    Notwithstanding any term of the Omnibus Plan or the ESO Agreement to the contrary (i) a number of Options, as that term is defined in the ESO Agreement, shall vest in favor of Executive and become exercisable for purposes of Section 3 of the ESO Agreement effective upon the Separation Date, equal to the number of Options that would have vested on November 2, 2023 and November 2, 2024, respectively, assuming Executive’s employment had continued through such dates, and (ii) along with the Options that vest and become exercisable pursuant to the terms of Section 2(b) of the ESO Agreement, once vested may be exercised at any time and from time to time prior to the one (1) year anniversary of the Separation Date. Except as specifically provided for herein, no term or provision of the Omnibus Plan or the ESO Agreement is intended to be or may be construed to be altered or amended by the terms of this Agreement.
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7.    Active Medical Coverage: Executive’s active employee coverage under the Hertz Custom Benefit Plan for Executive and any covered dependents terminated or will terminate on the Separation Date. If Executive makes a timely application under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and pays all required premiums, Executive shall continue in the Hertz Custom Benefit Plan as elected as of the Separation Date for Medical/Rx, Dental, and Vision benefits, as provided for under COBRA. All other coverage, including, but not limited to Employee & Dependent Life Insurance, Accidental Death & Dismemberment, Long Term & Short Term Disability, and all Voluntary Benefits (including Aflac and Hyatt Legal), will end as of the Separation Date.
8.    Claims Released by Executive: Executive, on Executive’s own behalf and on behalf of Executive’s family, heirs, executors, administrators, and assigns, and all other persons claiming by or through Executive, does release Hertz, its current and former divisions, parent companies, subsidiaries, and affiliated companies, and their successors and assigns; their current and former officers, directors, shareholders, agents and employees; the current and former employee benefit and retirement plans sponsored or maintained by Hertz, as well as any fiduciary, trustee, and administrator of such plans; and related parties, each in their respective official capacities as such (collectively the “Released Parties”), from any and all claims, demands, judgments, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities that can be lawfully released and discharged, including but not limited to claims for severance pay or other benefits arising under the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives, a predecessor plan (including the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives dated as of May 22, 2020) or any other severance policy or plan sponsored by Hertz (collectively, the “Severance Plans”) based upon acts or omissions occurring before Executive signed this Agreement. Executive understands that
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the claims released herein include but are not limited to all employment-related rights and claims and those relating to Executive’s separation from employment, known or unknown, at common law or under any statute, rule, regulation, order, or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, any and all claims for additional severance pay, vacation pay, bonus or other compensation; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, veteran status, sex, sexual orientation, gender, gender identity, disability, handicap, age, or other unlawful discrimination; any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Federal Civil Rights Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967, as amended; the Older Worker’s Benefit Protection Act; the Employee Retirement and Income Security Act of 1974; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Act of 1866 and 1991, as amended; the National Labor Relations Act, as amended; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Unruh Civil Rights Act; and the Florida Civil Rights Act; or arising under any other state, federal, local, or common law, with respect to any event, matter, claim, damage, or injury arising out of Executive’s employment relationship with Hertz, and/or the termination of such employment relationship, and/or with respect to any other claim, matter, or event arising at any time prior to the execution of this Agreement. Executive covenants and agrees not to at any time file a suit or claim of any kind against any of the Released Parties concerning any of the claims released herein. Executive acknowledges that this release of claims extends to all claims of every nature and kind that may be lawfully released, whether known or unknown, suspected, or unsuspected, presently existing or resulting from or attributable to any act or omission of a Released Party occurring before Executive signed this Agreement.
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9.    Rights/Claims Not Released by Executive and Additional Employee Protections: Notwithstanding anything to the contrary herein, this Agreement does not effect a release by Executive of, or preclude the assertion of (a) rights or claims that arise after Executive signs this Agreement; (b) claims for benefits under workers’ compensation or unemployment compensation laws; (c) rights or claims under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or the American Reinvestment and Recovery Act; (d) claims for indemnification by the Company or coverage under applicable directors’ and officers’ liability insurance policies; or (e) claims for breach of this Agreement or Executive’s rights as an equity-award holder.
For the avoidance of doubt, the foregoing exclusions from the release provisions of this Agreement do not constitute an admission with respect to any claims, including with respect to the validity or enforceability thereof, and shall not affect any objections or defenses Hertz may assert with respect to any claims, or to the payment of any claims. This Agreement is also not a settlement of any workplace injury claim that Executive may have under workers’ compensation laws.
Nothing in any part of this Agreement limits Executive’s right to file a charge with a governmental agency, provide testimony or other information to an agency, or take part in any agency investigation. Nor does any part of this Agreement limit Executive’s right to testify regarding sexual harassment or criminal conduct, whether in court pursuant to subpoena or a court order or before a state legislature at the legislature’s written request. However, Executive is waiving all rights to recover money or other relief in connection with such an investigation or charge filed by Executive or any other individual, or by the Equal Employment Opportunity Commission or any other federal, state, or local agency. Despite the above, this Agreement does
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not limit Executive’s right to receive money properly awarded by the U.S. Securities & Exchange Commission as a reward for providing information to that agency.
10.    Claims Released by Hertz: Hertz releases Executive from any and all claims, demands, judgments, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities or every nature and kind that can be lawfully released and discharged based upon acts or omissions by Executive occurring before Hertz signed this Agreement and of which Hertz had knowledge at the time it signed this Agreement. Hertz covenants and agrees not to at any time file a suit or claim of any kind against Executive concerning any of the claims released by Hertz herein.
11.    Time to Consult Counsel, Consider and Revoke Release: Executive acknowledges and agrees that Hertz has advised Executive (i) to read this Agreement and carefully consider all of its terms before signing it; (ii) to consult with an attorney of Executive’s choice before signing it; (iii) that Executive has twenty-one (21) calendar days in which to consider this Agreement before signing and (iv) that Executive has the un-waivable right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”), by emailing Eric Leef at [*] and revoking Executive’s election in writing during the Revocation Period.
12.    Warranties and Representations: Executive warrants and represents as follows:
(a)    Executive has not filed or otherwise pursued any charges, complaints, lawsuits, or claims of any nature against any of the Released Parties arising out of or relating to events occurring prior to and through the date of this Agreement with respect to any matter covered by this Agreement, and Executive has no knowledge of any fact or circumstance that Executive would reasonably expect to result in any claim against any of the Released Parties in respect of any of the foregoing.
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(b)    That through the Separation Date Executive has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to Executive’s employment duties with Hertz which has resulted or will result in material economic harm to Hertz; (ii) knowingly violated the Hertz Standards of Business Conduct or any similar policy; (iii) facilitated or engaged in, or attained knowledge of, any financial or accounting improprieties or irregularities of Hertz; or (iv) knowingly made any incorrect or false statements in any certifications Executive made relating to filings of Hertz required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any Hertz filings required under applicable securities laws; in either of the case of clause (iii) or (iv) of this Section of this Agreement, except with respect to any information that has been provided through the Separation Date by a third-party auditor in an oral or written report to both Executive and the Board of Directors (or any committee thereof). Executive further acknowledges and agrees that Hertz is entering into this Agreement in reliance on the representations contained in this Section of this Agreement which representations constitute terms of this Agreement.
(c)    That Executive has carefully read this Agreement and that Executive fully understands its terms and is entering into this Agreement voluntarily. Executive also warrants and represents that Executive has received valuable consideration in exchange for signing this Agreement that Executive would not otherwise be entitled to receive. Executive further warrants and represents having fully and properly reported all hours worked, having been fully and properly paid all wages and benefits Executive should have been paid, having received all required breaks in accordance with state and federal laws, and having been reimbursed for any expenses incurred in Executive’s employment, through the last regular pay day before signing
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this Agreement. Executive warrants and represents that Executive has no work-related injury or illness at the time of signing this Agreement for which Executive has not already filed a claim.
13.    Confidential Information: For purposes of this Agreement, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of Hertz or its affiliates, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) or known to persons in the industry generally. Executive acknowledges and agrees that Executive shall not at any time, without the prior written consent of Hertz, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of Hertz or any of its affiliates, except if necessary in the performance of his duties prior to the Separation Date, when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Hertz, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information or if reasonably appropriate in connection with any legal process between Executive and Hertz or any of its affiliates. Executive warrants and represents to Hertz that if Executive violates this Section of this Agreement in any material respect, Executive will repay the severance benefits to Hertz in full and will be subject to such other monetary damages as Hertz may be able to prove at trial.
The parties acknowledge and agree that this Section of this Agreement is intended to be additive to and shall not be construed to limit in any way, the ethical obligations Executive has as an attorney to protect and not disclose information subject to the attorney-client privilege, the work product doctrine, or any other applicable privilege (“Privileged Information”). In the
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event Executive is asked or directed to disclose Privileged Information by order, subpoena, or other process, Executive shall, if legally permitted, provide as soon as practicable notice of such request, order, subpoena, or other process to the General Counsel of Hertz or to his or her functional equivalent. Executive shall provide such notice in sufficient time for Hertz to contest such request, order, subpoena, or other process before a court of competent jurisdiction.
14.    Non-Disparagement: Executive agrees not to do, say, or publish anything, directly or indirectly, whether verbal or in writing, that could reasonably be expected to disparage Hertz or any officer, director, employee or greater than ten percent (10%) shareholder (or beneficial owner) of Hertz, or otherwise reflect negatively on Hertz’s reputation or that of any other Released Party, or to assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in doing so, except as required by law. Executive specifically agrees not to post or communicate anything over the internet or on any social media (Facebook, Twitter, etc.) that would violate this Section of this Agreement. Further, Executive shall not, without the prior written consent of Hertz, make any written or oral statement concerning the termination of Executive’s employment or any circumstances, terms or conditions relating thereto. Hertz agrees not to (and shall instruct its directors and senior officers not to) do, say, or publish anything, directly or indirectly, whether verbal or in writing, that could reasonably be expected to disparage Executive or otherwise reflect negatively on Executive’s reputation, except as required by law. Hertz specifically agrees not to post or communicate anything over the internet or on any social media (Facebook, Twitter, etc.) that would violate this Section of this Agreement. Nothing in this Section of this Agreement shall prevent the lawful filing or prosecution of any claim against either party in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes, any response or disclosure by either party compelled by legal process or required by applicable law or governmental or regulatory investigation or any bona-
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fide exercise by Executive of any shareholder rights Executive may otherwise have. If Executive resides or works in Illinois, however, nothing in this Section of this Agreement limits the disclosure rights referenced in the Section of this Agreement with the heading “Rights/Claims Not Released and Additional Employee Protections.”
15.    Non-Compete: Executive expressly agrees that for twelve (12) months following Executive’s execution of this Agreement, Executive shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of five percent (5%) of the outstanding voting shares or equity of any entity ), director, officer, manager, employee, agent, consultant, or otherwise, with any car, van, or truck rental company, including but not limited to Avis Budget Group, Enterprise Rent-a-Car, Sixt rent a car, Advantage Rent a Car, Edge Auto Rental, Courier Car Rental, and any of their respective affiliates; with a Transportation Network Company, including but not limited to Uber Technologies, Inc. and Lyft, Inc.; or with any other company that competes with the business, or for the customer base, of Hertz; each of which is defined herein to be a “Competitive Business.” This Section of this Agreement shall not be deemed to (i) restrict association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses Hertz’s customer base (or where Hertz had plans at the Separation Date to enter) for so long as Executive’s role, whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be), or (ii) to restrict Executive’s activities in any way that would violate any applicable rule of professional conduct governing attorneys and/or the practice of law. Executive may also passively invest in private equity, hedge and mutual funds or similar investment vehicles without being deemed in violation of this Section 14.
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16.    Non-Solicitation: Executive will not for twelve (12) months after the Separation Date directly or indirectly, alone or in aid of or through others, employ or seek to employ, or solicit, divert, or otherwise induce, or attempt to do so, or cause others to do so with a view to engage or employ, any person who is or was a managerial-level employee of Hertz as of the Separation Date, or at any time during the 12-month period preceding the Separation Date, to terminate or modify their employment relationship with Hertz or to have such individual(s) perform any services for or on behalf of any other company, individual, or other entity, provided that this paragraph of this Agreement shall not be deemed to restrict Executive’s activities in any way that would violate any applicable rule of professional conduct governing attorneys and/or the practice of law.
17.    Reasonableness and Modification: Executive acknowledges that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Released Parties, and that any violation of any such restriction will result in irreparable injury to the applicable Released Party. Executive represents and agrees that Executive’s experience and capabilities are such that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this Agreement will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.
    The parties agree that if any portion of the provision of the “Non-Compete” and “Non-Solicitation” provisions of this Agreement is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby, or the type of conduct restricted therein, a Court is authorized and directed to modify the duration, geographic area, and/or other terms of such provision to the maximum benefit of Hertz as permitted by law, and, as so modified, said provision shall then be enforceable. The period of
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time during which the “Non-Compete” and “Non-Solicitation” provisions of this Agreement shall apply shall be extended by the length of time during which Executive is deemed to be in breach of any such term, unless Hertz is aware of such breach and does not take action to cause Executive to cease his activities.
18.    Equitable Relief: Executive further agrees that in the event Executive breaches the “Non-Compete” or “Non-Solicitation” provisions of this Agreement, Hertz shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond.
19.    Fiduciary Duties/Indemnification/D&O Insurance: Executive will retain his fiduciary responsibilities to Hertz to the extent provided by law. In addition, Executive agrees to continue to abide for the required time periods by applicable provisions of the principles and guidelines set forth in the Hertz Standards of Business Conduct, the terms of which are incorporated herein, including but not limited to the restrictions on insider trading and use of Company assets and information contained therein. Hertz shall continue to indemnify Executive following his termination of employment in accordance with Hertz’ by-laws and shall continue to cover him under any applicable directors’ and officers’ or other third-party liability insurance providing “tail” coverage.
20.    Return of Company Property: All notes, reports, sketches, plans, books, keys, computers, hard copy or computer files, computer diskettes, flash drives, or other electronic storage devices, unpublished memoranda or other documents or property (other than de minimis items), including any company vehicles, which were created, developed, generated, or held or controlled by Executive during Executive’s employment and which concern or are related to Hertz’s business, whether or not containing or relating to confidential information, are the property of Hertz and will be returned to Hertz within thirty (30) calendar days of the Separation
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Date. Failure to return Hertz property within such time will render this Agreement null and void; provided, that, if Hertz has knowledge of any property that has not been returned it will provide Executive with written notice of any such failure and not less than fifteen (15) days to return.
21.    Cooperation: Executive agrees to reasonably cooperate with Hertz in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Hertz which relate to events or occurrences that occurred while Executive was employed by Hertz, including, but not limited to, any litigation and/or claims that were filed and/or asserted while Executive was employed by Hertz. Any such cooperation request shall be made by Hertz on reasonable advance notice if the circumstances permit and shall take into consideration Executive’s then current business and personal commitments. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or Hertz personnel, being available for interviews, depositions, and/or to act as a witness on behalf of Hertz, if requested, and at the request of Hertz responding to any inquiries about the particular matter. Executive’s cooperation may also include, at Hertz’s request, consultation with Hertz on non-litigation and other business matters within Executive’s experience and expertise but only to the extent involving Executive’s knowledge of prior circumstances while employed at Hertz. Executive will also reasonably cooperate with Hertz in connection with any investigation or review by any federal, state, or local regulatory authority relating to events or occurrences that transpired while Executive was employed by Hertz. Hertz shall promptly reimburse Executive for any and all reasonable out-of-pocket expenses Executive may incur in connection with such cooperation, including, without limitation, reimbursement or direct payment as incurred of any legal fees and expenses reasonably incurred by Executive if he retains counsel independent of Hertz’ counsel because such counsel has a conflict of interest in representing both Hertz and Executive, as determined
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and agreed by the parties in good faith. If any such cooperation will involve more than a de minimis amount of Executive’s time, the parties shall negotiate in good faith an equitable fee arrangement. Executive shall not be required to cooperate against his own legal interests.
Nothing in this Section of this Agreement shall prevent any communications by Executive with any governmental agencies without notice to Hertz, as contemplated by the Section of this Agreement with the heading “Rights/Claims Not Released and Additional Employee Protections,” above.
22.    Tax Matters; Internal Revenue Code Section 409A:
All payments and benefits provided under or referenced in the terms of this Agreement shall be subject to tax withholdings required by applicable law and other standard payroll deductions.
The payments made pursuant to this Agreement do not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and its accompanying regulations (“Section 409A”). This Agreement shall be implemented and construed in a manner to give effect to the foregoing. In the event the parties determine that any payments hereunder would not comply with Section 409A, they will cooperate in good faith to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. In no event shall Hertz or any Released Party be liable for any tax, interest, or penalties that may be imposed on Executive pursuant to Section 409A. Neither Hertz nor any of its affiliates nor any other Released Party have any obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest, or penalties, or liability for any damages related thereto.
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23.    Confidential Agreement: Where it is not contrary to state and local law, the existence of this Agreement, its terms, and any severance amount paid under it, including the timing of any such payment, are confidential and may not be disclosed by Executive, except that Executive may disclose such information to members of Executive’s immediate family, tax advisors, and attorneys, and as required by applicable law, court order or subpoena or governmental or regulatory investigation or as reasonably appropriate in connection with any litigation between the parties. Executive will take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above. Executive will give written notice to Hertz if Executive is requested or required pursuant to court order, judicial process, or by any regulatory authority, to reveal any information relating to the terms and conditions of this Agreement prior to providing the information.
24.    Severability: The various provisions of this Agreement and parts thereof are severable. Executive specifically agree that if any single clause or clauses or portion thereof, other than those set forth in the Section of this Agreement with the heading “Claims Released,” shall be found invalid, illegal, or unenforceable by any court of competent jurisdiction, only that part will be severed from this Agreement and the remaining provisions shall continue in full force and effect.
25.    Entire Agreement: Executive acknowledges and agrees that no promise, inducement, or agreement has been made to or with Executive except as set forth herein. This Agreement contains the entire agreement between the parties, and Executive understands that the terms of this Agreement are contractual and not a mere recital. Executive further acknowledges and agrees that the benefits provided to Executive herein are the entire severance benefit to which Executive is entitled, and that this Agreement supersedes any and all prior agreements between the parties concerning Executive’s severance eligibility, be they oral or in writing, including, but
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not limited to, the Severance Plans, and may not be changed, modified, or rescinded except in writing, signed by both parties, and any attempt at oral modification of this Agreement shall be void and of no force or effect.
26.    Savings Clause: Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement, except as provided for otherwise in the Section of this Agreement with the heading “Reasonableness and Modification.”
27.    Waiver of Jury Trial: EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Agreement.
28.    Applicable Law: This Agreement is subject to and shall be construed in accordance with Florida law without regard to any conflict of law principles. Executive and Hertz irrevocably and unconditionally (i) agree that any suit, action, or other legal proceeding arising
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out of this Agreement, including without limitation any action commenced by Hertz for preliminary and permanent injunctive relief or other equitable relief, shall be brought in the United States District Court whose jurisdiction includes Lee County, Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Florida, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.
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AND GENERAL RELEASE OF CLAIMS                                    PAGE 19

WITH MY SIGNATURE, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY; I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND HERTZ ADVISED ME TO DO SO.
I HAVE BEEN GIVEN AT LEAST 21 CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND INFORMED THAT I HAVE 7 CALENDAR DAYS AFTER SIGNING TO REVOKE IT BY DELIVERING, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ M. David Galainena     June 30, 2022
M. DAVID GALAINENA                    DATE

/s/ Eric Leef June 30, 2022
THE HERTZ CORPORATION                DATE
CONFIDENTIAL SEVERANCE AGREEMENT
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